Exhibit 4.43

English Summary

of

Supplemental Agreement to the Centralized Services Agreement

Between

China Telecommunications Corporation

and

China Telecom Corporation Limited

China Telecommunications Corporation (“Party A”) and China Telecom Corporation Limited (“Party B”) entered into the Centralized Services Agreement on September 10, 2002 and subsequently amended it on October 26, 2003, April 13, 2004, December 15, 2005, December 26, 2007, and March 31, 2008.

The Parties entered into another Supplemental Agreement to the Centralized Services Agreement (the “Supplemental Agreement”) on August 25, 2010 to amend the Centralized Services Agreement.

The key terms and conditions of the Supplemental Agreement to the Centralized Services Agreement are as follows:

1.	The Parties agree to amend Article 17.1 of the Centralized Services Agreement as follows: “This agreement expires on December 31, 2004. Prior to the expiration of this agreement, Party B may deliver a written notification to Party A 30 days in advance to renew this agreement for a certain period as agreed upon by the Parties.”

2.	The Parties agree that the term of validity of this Supplemental Agreement and the extended term of the Centralized Services Agreement are from January 1, 2011 to December 31, 2012.

3.	The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

4.	Any dispute arising between the Parties concerning the validity, interpretation or performance of the Centralized Services Agreement and its supplemental agreements shall first be resolved through friendly negotiation. In case no settlement can be reached through friendly negotiation within thirty (30) days after the date when such dispute arises, either party may initiate proceedings in a competent people’s court in the place where Party B is domiciled.

5.	If there is any conflict among the Centralized Services Agreement and its supplemental agreements after this Supplemental Agreement becomes effective, this Supplemental Agreement shall prevail.